Exhibit (a)(5)(B)

TROPICANA ENTERTAINMENT AND ICAHN ENTERPRISES L.P. ANNOUNCE EXTENSION OF MODIFIED DUTCH AUCTION TENDER OFFER FOR UP TO 5,580,000 SHARES OF COMMON STOCK OF TROPICANA ENTERTAINMENT

LAS VEGAS and NEW YORK (August 3, 2017) — Tropicana Entertainment Inc. (OTCQB: TPCA) (“Tropicana”) and Icahn Enterprises L.P. (NASDAQ: IEP) (“IEP”), through its subsidiary Icahn Enterprises Holdings L.P., today announced that the expiration time of their combined cash tender offer for not less than 2,005,000 and not more than 5,580,000 shares of Tropicana’s common stock, par value $0.01 per share (the “shares”), in the aggregate, at a price per share of not less than $38.00 and not greater than $45.00 (the “Offer”), has been extended from 5:00 P.M., New York City time, on August 2, 2017, to 5:00 P.M., New York City time, on August 9, 2017, unless the Offer is further extended (such date and time, the “Expiration Time”).  All other terms and conditions of the Offer remain unchanged.

The Offer is being made severally, and not jointly, by Tropicana and IEP.  The full terms and conditions of the Offer are discussed in the Offer to Purchase, dated June 23, 2017 (as amended and supplemented, the “Offer to Purchase”), the related Letter of Transmittal and other materials relating to the Offer filed with the Securities and Exchange Commission (“SEC”).

As indicated in the Offer to Purchase, Tropicana anticipated that it would announce its results of operations for its quarter ended June 30, 2017 prior to the Expiration Time.  In connection therewith, Tropicana and IEP have extended the Expiration Time to allow Tropicana stockholders to review Tropicana’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, being filed with the SEC today, August 3, 2017, prior to the Expiration Time.

Wells Fargo Bank N.A., the depositary and paying agent for the Offer, has informed Tropicana and IEP that as of 5:00 p.m., New York City time, on August 2, 2017, approximately 2,786,081 shares have been tendered in the Offer.  The number of shares tendered may change significantly prior to the Expiration Time.

Neither Tropicana, the Special Committee of its Board of Directors, IEP or its affiliates, nor the information agent or the depositary and paying agent in the Offer, are making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the Offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by Tropicana and IEP. In doing so, stockholders should read carefully the information in the Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer filed with the SEC.

D.F. King & Co., Inc. is serving as information agent for the Offer. Copies of the Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer are available free of charge from D.F. King & Co., Inc., toll free at (866) 745-0273 or via email at tpca@dfking.com, or on the SEC’s website, at www.sec.gov. Tropicana’s other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available for free on the SEC’s website at www.sec.gov.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE OFFER IS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND OTHER MATERIALS RELATING TO THE OFFER THAT HAVE BEEN FILED WITH THE SEC AND DISTRIBUTED TO TROPICANA’S STOCKHOLDERS. TROPICANA AND IEP HAVE FILED A TENDER OFFER STATEMENT ON SCHEDULE TO AND AMENDMENTS THERETO WITH THE SEC. TROPICANA’S STOCKHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

About Tropicana

Tropicana Entertainment Inc. is a publicly traded company that, through its subsidiaries, owns and operates eight casinos and resorts in Indiana, Louisiana, Missouri, Mississippi, Nevada, New Jersey and Aruba. Tropicana properties collectively have approximately 7,166 employees, 5,525 rooms, 8,035 slot positions and 304 table games. The company is based in Las Vegas, Nevada. Tropicana is a majority-owned subsidiary of Icahn Enterprises, L.P. (NASDAQ:   IEP).  To learn more about Tropicana, visit www.Tropicanacasinos.com.

About IEP

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the Offer and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Tropicana could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the Offer; the expected timing of the completion of the Offer; the ability of Tropicana and IEP to complete the Offer considering the various conditions to the Offer, some of which are outside the parties’ control, including those conditions related to regulatory approvals and number of shares tendered; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the Offer may not be timely completed, if at all; that, prior to the completion of the transaction, Tropicana’s business may not perform as expected due to transaction-related uncertainty or other factors; and other risks that are described in Tropicana’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the SEC. Tropicana and IEP assume no obligation and do not intend to update these forward-looking statements.